EXHIBIT 1

August 10, 2009

Wedbush Morgan Securities

As Representative of the Several Underwriters

c/o Wedbush Morgan Securities

One Bush Street, Suite 1700

San Francisco, CA 94104

Ladies and Gentlemen:

The undersigned is a security holder of Lime Energy Co., a Delaware corporation (the “Company”), and wishes to facilitate the public offering (the “Offering”) of Common Stock of the Company (“Common Stock”) pursuant to a Registration Statement (the “Registration Statement”) on Form S-l to be filed with the Securities and Exchange Commission.

In consideration of the foregoing, and in order to induce you to act as underwriters in the Offering, the undersigned hereby irrevocably agrees that it will not, without, the prior written consent of Wedbush Morgan Securities, for a period of 180 days from the effective date of the Registration Statement (the “Lock-Up Period”), directly or indirectly, (i) offer, sell (including “short” selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise dispose of any shares of Common Stock or securities, options or rights convertible into or exchangeable or exercisable for, Common Stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act), or (ii) enter any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in either case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Wedbush Morgan Securities waives, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this agreement during the period from and including the effective date of the Registration Statement through and including the 34th day following the expiration of the 180-day period, the undersigned will give prior notice thereof to the Company and will not consummate any such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as the same may have been extended pursuant to the previous paragraph) has expired.

The undersigned further agrees that it will not, from the date hereof through the expiration of the Lock-Up Period (as the same may have been extended pursuant to the second

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paragraph hereof), make any demand or request for or exercise any right with respect to the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

Notwithstanding the foregoing, if the undersigned is an individual, he or she may transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for the Company’s Common Stock either during his or her lifetime or on death (i) by will or intestacy to his or her immediate family; (ii) to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family; or (iii) by bona fide gift or gifts to a donee or donees; provided, however, that prior to any such transfer each transferee shall execute an agreement, satisfactory to Wedbush Morgan Securities pursuant to which each transferee shall agree to receive and hold such shares of Common Stock, or securities convertible into or exchangeable or exercisable for the Common Stock, subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof. For the purposes of this paragraph, “Immediate family” shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor. In addition, for the avoidance of doubt, nothing in this agreement shall restrict the ability of the undersigned to purchase shares of Common Stock on the open market, exercise any option to purchase shares of Common Stock granted under any benefit plan of the Company or exercise any right to convert other convertible securities of the Company into Common Stock in accordance with their terms.

The undersigned hereby waives any rights of the undersigned to sell shares of Common Stock or any other security issued by the Company pursuant to the Registration Statement. The undersigned also hereby waives any notice requirement concerning the Company’s intention to file the Registration Statement and sell shares of Common Stock thereunder.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of Common Stock, or securities convertible into or exchangeable or exercisable for the Common Stock, held by the undersigned except in compliance with this agreement.

The undersigned understands that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. It is understood, however, that if the Company notifies you that it does not intend to proceed with the Offering, or if the Underwriting Agreement to be entered into among the Company and the underwriters in connection with the Offering is terminated or does not become effective on or prior to December 15, 2009, then this agreement shall terminate.

Very truly yours,

Dated: August 10, 2009	/s/ Richard P. Kiphart
Signature

Richard P. Kiphart
Printed Name and Title